Exhibit 99.2

Where Food Comes From, Inc.

2023 Year End Conference Call

Call date: Thursday February 15, 2024

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning, and welcome to the Where Food Comes From 2023 Year-End Earnings Call. Joining me on the call today are CEO, John Saunders; President, Leann Saunders; and Chief Financial Officer, Dannette Henning.

During this call, we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services and potential acquisitions are forward-looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders. John, please go ahead.

John Saunders

Good morning and thanks for joining the call today.

As reported in our news release this morning, we delivered a strong fourth quarter and as a result were able to offset the impact of year-long headwinds and report increased revenue and profitability for the full year as well. As we have discussed on previous calls, we and our customers have faced inflationary pressures over the past year or so and we’ve also been navigating challenging cyclical cattle trends that have resulted in smaller herd sizes. These issues have impacted both revenue and profitability throughout the year– so, again, we feel very good about our strong fourth quarter performance that enabled us to surpass prior year results on both the top and bottom lines.

Total revenue in fourth quarter increased 10% to $6.7 million from $6.1 million in the same quarter last year.

Our verification and certification revenue was up 17% in the quarter to $5.5 million from $4.7 million.

And product revenue worked its way back to flat at $0.9 million.

So, again, Q4 showed significant revenue and earnings growth year over year and was also a nice rebound from Q3 when total revenue dipped 4% year over year.

Gross profit in the fourth quarter was up 9% to $3.0 million from $2.8 million.

SG&A expense was flat at $2.1 million, reflecting our continued focus on managing overhead costs.

Net income in Q4 increased by 58% to $776,000, or $0.14 per diluted share, compared to net income of $490,000, or $0.08 per diluted share, in Q4 of last year. This solid increase in profitability was due to a combination of flat SG&A, higher operating income, and a 70% increase in the Progressive Beef dividend year over year.

Adjusted EBITDA in the fourth quarter increased 31% to $1.3 million from $1.0 million.

And finally, in Q4 the Company bought back more than $1.0 million of its common stock, removing another 76,109 shares from the float.

Turning to full-year results…

Total revenue for 2023 increased slightly to $25.1 million from $24.8 million in the prior year. While that was a nominal percentage increase, we’re still happy to be in positive territory given the headwinds I referenced earlier. In addition, you may recall that in 2022 we booked a non-recurring $0.9 million order that skewed our 2022 revenue higher. So, on an apples-to-apples basis, revenue would have increased in the range 5% despite some significant macro challenges.

Revenue mix for the full year included:

Verification and certification services, up 10% to $19.4 million from $17.6 million.

And product revenue, down 8% to $4.0 million from $4.4 million.

Gross profit for the full year was flat at $10.5 million.

Selling, general and administrative expense was also flat at $7.8 million.

Operating income was flat at $2.7 million.

Net income for the year increased 8% to $2.2 million, or $0.39 per diluted share, compared to net income of $2.0 million, or $0.33 per diluted share, in the prior year.

Adjusted EBITDA for the year was flat at $3.8 million.

The Company generated $2.8 million in cash from operations in 2023 compared to $2.7 million in 2022.

The cash and cash equivalents balance at December 31, 2023, declined to $2.6 million from $4.4 million at 2022 year-end due primarily to the Company’s investment in its share repurchase program. In 2023, the Company bought back more than $3.9 million of its shares.

For the full year, the Company earned $320,000 in dividend income from Progressive Beef – a 28% increase over $250,000 in dividend income in the prior year.

Building such relationships with industry partners is a key element of our growth strategy to expand our business mix with valuable programs and capabilities that give our customers more options to add value to their products. We were very active in this area throughout 2023, and I’d like to take a minute to recap some highlights.

In the first quarter, long-term customer Certified Piedmontese Beef became the first brand to be certified to PaleoFLEX, which is a relatively new standard of the Paleo Diet that is exclusively administered by Where Food Comes From.

In the second quarter we were named exclusive third-party verifier for the Bee Friendly Farming certification – a program that helps farmers and ranchers protect critical pollinators through implementation of regenerative policies within their operations.

Also in the second quarter, we invested in BlueTrace, a privately held seafood traceability company that helps North American shellfish operators optimize their businesses. BlueTrace is a nice complement to our FishCARE sustainability standard, which helps seafood producers adhere to higher standards of care for seafood products, employees and the environment.

In October, we announced another important milestone in our aquaculture initiative with the acquisition of Smart Catch™ from the James Beard Foundation, a program administered by our Postelsia division that promotes transparency and sustainability in seafood. Smart Catch has tremendous potential for expansion into other areas of the seafood supply chain, including food service institutions, retailers, seafood distributors, suppliers and producers around the world.

And finally, just before the end of 2023, we acquired the Upcycled Certified® Program from the Upcycled Food Association.

We are very excited about the potential for this program to become a meaningful component of our revenue mix over time. To recap, Upcycled Certified is the world’s first and largest provider of certification for upcycled food and is one of the fastest-growing certification seals in the food industry, providing consumers a tangible solution to shop sustainably and avoid food waste. There are currently 93 companies with more than 480 products certified to the standard, including leading Consumer Packaged Goods (CPG) companies such as Del Monte and Kerry Ingredients. These products are responsible for diverting an average of 390,000 tons of food waste annually since the Program’s launch less than three years ago.

The acquisition comes at a time when upcycling is gaining in relevance and popularity, and it puts Where Food Comes From in a position to capitalize on growing consumer demand for products that contain upcycled food ingredients. As the exclusive certification body for the standard since early 2021 – and as the most diverse food verification body in the country with more than 17,000 customers – we are ideally suited to take Upcycled Certified to the next level of growth. Our long-term objective is to make Upcycled Certified a ubiquitous standard and a meaningful component of our overall revenue mix.

Before opening the call for questions, I’d like to recognize the significant efforts of all Where Food Comes From employees and our operational leaders Matt, Doug, Catherine, Vinodthan, Kelly, Mindy, Lora, Sarah, Jen, Darren, Christina, Susan, Simon, Eric, Corey and another Laura. And our board of directors Graeme, Adam, Tom, Pete and Mike through what has been one of our most challenging years. 2023 has been difficult year for many people involved with production, agriculture and our team’s complete commitment to helping farmers and ranchers through difficult times is one of the things that makes me most proud of all we have accomplished.

As you all know, we run a very tight ship here, so that means our team produced a lot more last year using less, which translates into a mountain of hard work. I’d also like to call out the members of our executive team, specifically, Jay Pfeiffer has been our Head of Investor Relations since the day before, no kidding, we went public 17 years ago.

He has been a mentor and a friend to me, as I’m sure he is to many of you on the call today. In that time, we have never had to retract any of our releases or announcements, which is almost unbelievable and a testament to the attention to detail that Jay embodies.

Our newest member of the team and Chief Technology Officer, Jason Franco. When Jason came to Where Food Comes From about five years ago through an acquisition, we were struggling to fully integrate technology into our various verification systems. Jason and his growing team are the sticky glue that helps us scale our business, which is literally as fragmented as the food we see in our grocery store aisles. He has some new and very exciting things that he will be introducing thru 2024, so be on the lookout.

Dannette Henning, our CFO, has been one of our most critical assets since the day Jay, Leann and I were able to finally convince her to come on board. She has closed on at least 15 full acquisitions involving cash, stock, debt, taxes, iPhone cases, cattle, Bitcoin, and even a small house in Medina, North Dakota, all while literally doing almost all the work herself. Most recently, she handled our closing on the Upcycled certification standard in which she did the lion’s share of negotiating the terms of the deal, all while closing out year-end activities with our SEC auditors. She is a CFO like no other and she also participates in multiple operational based activities related to many of our tech operations. Again, all while making sure we are fully reporting every quarter and this year, specifically closing our year end exactly 45 days from year-end. Truly amazing.

Finally, our COO and President, Leann Saunders. Leann, more than anyone, deserves credit for our success, specifically this last year, but also over the long-term. She leads the operations of all divisions and is constantly adapting to adverse market conditions and creating opportunities from challenges. Specifically, she recognized back in 2021 that the U.S. cattle industry was facing strong headwinds and began to adjust our resources into our other divisions like Validus and Where Food Comes From Organic, which were both experiencing changes to their industries, which create new opportunities for growth. This is the reason we had such a strong fourth quarter and positive year with an earnings per share of $0.39.

She’s been doing this for over 20 years and gets better at it every day. Heck, she came up with the name of the company. Imagine doing all this for that long and never being able to get away from your boss even on the weekends. As the CEO of this company and lifelong military historian, I can tell you that I am truly honored to lead such a dedicated and passionate team into this battle.

And with that, I’ll open the call to questions.

Question and Answer Session:

Question 1: Raphi Savitz

Hey, John, congrats on certainly everything you’ve accomplished at the company. I definitely heard the emotion in your voice, and you’ve done a tremendous job over time. I’d love to maybe dive a little bit deeper on what led to kind of the inflection of growth this quarter, and then just kind of bigger picture like what are your aspirations? You’ve been at the company for a long time. You’ve grown this business to a $25 million business. How do you think about your future and your legacy of this company?

John Saunders

Raphi, thanks for the question. I feel just like we got started yesterday and it’s exciting to me to go through, obviously, and talk about all of the unbelievable people that we will get to work with. The inflection point this last fourth quarter was a couple of major new trends that were coming. One was Prop 12. We’ve seen a lot of growth in our dairy auditing, both of which are run through the Validus division. And then organic is going through some significant changes related to the way that producers and certification companies have to comply.

We think creating an opportunity for us as a certification company to attract new customers, because the complexity is going to get worse in the sense that it’s going to be more difficult for producers to comply based on some of the new regulations. So both of those had been building for quite a while. But we started to experience them significantly in the fourth quarter and we expect both those trends to continue over the year.

As I said, we’ve got so many new standards and new programs. We continue to be highly focused on the U.S. cattle industry because it is the largest species and commodity that we work within, so it’s very critical to our business. But it’s been a very difficult time. But it’s something that’s relatively well known, that there’s a cattle cycle that the U.S. goes through about every seven or eight years that if you wait it out, there’ll be good opportunities, and we see that moving forward as well.

My big aspiration, Raphi, is to get our products in front of consumers and to become a well-known consumer brand. And I think with some of the stuff that I talked about with Jason, some new individuals that we have coming into the company that we’re going to really take what we’ve built as a foundation with producers and expand that to consumers. And I’ve threatened many people over the years that I was going to do a Super Bowl ad, which is in gest.

We have much better ways, I believe, to get in front of consumers. But we have, I believe, the core of what we’ve been working to build for a long time, and that is a certification, which represents the major categories that retailers and food service organizations are looking for where they could potentially adopt a Where Food Comes From logo on their package or Where Food Comes From Care logo on their package. And that is where our entire focus is now to move the company into a much more mainstream consumer branded product.

Raphi Savitz

And on that point, is the opportunity set more with the retail? Or is there opportunity with restaurants as well? Because I know you’ve kind of doubled in that over the years.

John Saunders

Both, we think they definitely go together. We’ve had a great response to the Smart Catch program, which I mentioned is a continuation of the relationship with James Beard. So that’s a great way for us to get out in front of people. The problem with restaurants is they don’t typically take a high volume and they have a very sporadic customer base. So it’s difficult to – you have to work with their suppliers who are in the food service realm, which is a much different beast than dealing specifically with restaurants.

But on the retail level, the companies that we’ve talked about over the years are the same retailers that we’re working with today and just trying to expand. So I would say food service leads to retail, but the retail is really where you begin to make an impact relative to the value proposition that we can provide.

Raphi Savitz

Thanks, John. Congrats again.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.